Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-138881 and 333-141821

Prospectus Supplement No. 6 dated October 30, 2007
(to Prospectus dated February 8, 2007)

23,870,000 SHARES
CURRENCYSHARESSM JAPANESE YEN TRUST

        This Prospectus Supplement No. 6 amends and supplements our prospectus dated February 8, 2007 (the “Prospectus”) and should be read in conjunction with, and must be delivered with, the Prospectus, Prospectus Supplement No. 3 dated April 3, 2007 (“Prospectus Supplement No. 3”), Prospectus Supplement No. 4 dated June 14, 2007 (“Prospectus Supplement No. 4”) and Prospectus Supplement No. 5 dated September 14, 2007 (with Prospectus Supplement No. 3, Prospectus Supplement No. 4 and this Prospectus Supplement No. 6, the “Prospectus Supplements”).

        In connection with an initiative by NYSE Group, Inc. to transition all exchange-traded funds listed on the New York Stock Exchange (the “NYSE”) to NYSE Arca, the Japanese Yen Shares ceased trading on the NYSE on October 29, 2007 and began trading on NYSE Arca on October 30, 2007. Consequently, all references in the Prospectus to “the New York Stock Exchange” and “NYSE” which relate to the trading of Japanese Yen Shares on or after October 30, 2007 are amended to read “NYSE Arca.”

        Under the heading “Creation and Redemption of Shares” of the Prospectus on page 32, the third full paragraph, third sentence states “As of April 3, 2007, Goldman Sachs Execution & Clearing, L.P., Goldman Sachs & Co. and Merrill Lynch Professional Clearing Corp. have each signed a Participant Agreement and, upon effectiveness of its Participant Agreement, each may create and redeem Baskets.”

        This sentence is hereby replaced with the following sentence: “As of October 30, 2007, Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., Goldman Sachs Execution & Clearing, L.P., Goldman Sachs & Co., Intrade LLC, Merrill Lynch Professional Clearing Corp. and Timber Hill LLC have each signed a Participant Agreement, and each of them, upon the effectiveness of its Participant Agreement, may create and redeem Baskets.”

        All other portions of the Prospectus, as amended by the Prospectus Supplements, shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is October 30, 2007